Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Basic Energy Services, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-217288 and No. 333-217289) on Form S-3 and (No. 333-215319 and No. 333-218224) on Form S-8 of Basic Energy Services, Inc. and subsidiaries of our reports dated February 28, 2018, with respect to the consolidated balance sheets of Basic Energy Services, Inc. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2017 (Successor) and the two years ended December 31, 2016 (Predecessor), and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10‑K of Basic Energy Services, Inc. and subsidiaries.

/s/ KPMG LLP
Fort Worth, Texas
February 28, 2018